UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 23, 2017 (May 22, 2017)
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MOLINA HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
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200 Oceangate, Suite 100, Long Beach, California 90802
(Address of principal executive offices)
Registrant’s telephone number, including area code: (562) 435-3666
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On May 22, 2017, Molina Healthcare, Inc., a Delaware corporation (the “Company”), entered into a purchase agreement (the “Purchase Agreement”), by and among the Company, the guarantors party thereto and SunTrust Robinson Humphrey, Inc., acting as representative of the several initial purchasers named in Schedule A thereto (the “Initial Purchasers”), relating to the issuance and sale of $330 million aggregate principal amount of its senior notes due 2025 (the “Notes”), in a private offering to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain persons outside the United States in reliance on Regulation S under the Securities Act. The offering is expected to close on or about June 6, 2017, subject to the satisfaction of customary closing conditions (the “Settlement Date”).

The Notes will bear interest at a rate of 4.875% per year. Interest will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2017, and will accrue from the Settlement Date. The Notes will mature on June 15, 2025.

The Company estimates that after deducting fees and expenses payable by the Company, the net proceeds from the issuance and sale of the Notes will be approximately $326 million (the “Net Proceeds”). No later than ten business days after the issue date, the Net Proceeds are to be deposited into a newly-formed segregated deposit account in the name of the Company, and such Net Proceeds will be invested (and may be reinvested) in cash and cash equivalents. Such Net Proceeds will be used by the Company (i) on or prior to August 20, 2018, to (a) redeem, repurchase, repay, tender for, or acquire or retire for value (whether through one or more tender offers, open market repurchases, redemptions or similar transactions) all or any portion of the Company’s 1.625% Convertible Senior Notes due 2044 (the “1.625% Convertible Notes”) or to satisfy the cash portion of any consideration due upon any conversion of the 1.625% Convertible Notes pursuant to the requirements contained in the indenture governing the 1.625% Convertible Notes, and/or (b) make any interest payments due on all or any portion of the Notes, (ii) on or after August 20, 2018, to repurchase all or any portion of the 1.625% Convertible Notes that the Company is obligated to repurchase pursuant to the requirements contained in the indenture governing the 1.625% Convertible Notes and (iii) subsequent to August 20, 2018 (or such earlier date in the event that there are no longer any 1.625% Convertible Notes outstanding), in any other manner not otherwise prohibited by the indenture governing the Notes, subject to the Company complying with clauses (i) or (ii) prior to any such amounts being used or applied in accordance with this clause (iii). For payments made pursuant to the foregoing clauses (i) or, to the extent applicable, (ii), amounts permitted to be released from the segregated account shall include amounts necessary to pay principal, any accrued and unpaid interest due on the date of any redemption, repurchase, repayment, tender, acquisition or retirement for value or to satisfy the cash portion of any consideration due upon any conversion of the 1.625% Convertible Notes, premiums (including tender premiums) and fees and expenses incurred in connection therewith. The funds deposited into the above-referenced segregated deposit account will initially be classified as non-current assets on the Company’s consolidated balance sheet.

The Purchase Agreement contains customary representations, warranties and agreements by the Company. In addition, the Company has agreed to indemnify the Initial Purchasers against certain liabilities, as more particularly described in Section 7(a) of the Purchase Agreement.

The foregoing summary of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement. A copy of the Purchase Agreement is being filed as Exhibit 1.1 hereto and is incorporated herein by reference.

Item 8.01.    Other Events.

On May 22, 2017, the Company issued a press release announcing the pricing of the Notes. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit No.	Description
1.1
Purchase Agreement, dated May 22, 2017, by and among the Company, the guarantors party thereto and SunTrust Robinson Humphrey, Inc., as representative of the several initial purchasers named in Schedule A thereto.

99.1	Press release of Molina Healthcare, Inc. issued May 22, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date:	May 23, 2017	By:	/s/ Jeff D. Barlow
Jeff D. Barlow
Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
1.1
Purchase Agreement, dated May 22, 2017, by and among the Company, the guarantors party thereto and SunTrust Robinson Humphrey, Inc., as representative of the several initial purchasers named in Schedule A thereto.

99.1	Press release of Molina Healthcare, Inc. issued May 22, 2017.